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                                                                    EXHIBIT 16.1


February 24, 2005



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 17, 2005, to be filed by our former client, OMNI Energy Services Corp. We agree with the statements made in response to that
Item insofar as they relate to our Firm.



Very truly yours,

/s/ BDO Seidman, LLP




cc:  Mr. Michael DeHart, Chairman of Audit Committee
     Mr. James Eckert, President & CEO, OMNI Energy Services Corp.